Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Phio Pharmaceuticals Corp.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	125,500	$1.37	$171,935	0.00011020	$18.95
	Total Offering Amounts					$171,935		$18.95
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$18.95

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered, issued or become issuable in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities.

(2)	Calculated pursuant to Rule 457(h) of the Securities Act, solely for the purpose of computing the amount of the registration fee, based on a per share price of $1.37, the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Capital Market on September 26, 2023.